Exhibit 99.1

August 3, 2012

Dear Shareholders,

Please find below the El Gallo Complex development update and the McEwen Mining community story.

Key development highlights over the past two weeks are:

• Gold mineralization being placed onto heap leach pad

• Final assembly of process plant nears completion

• Crushers ramping up to designed capacity

To view the El Gallo Development Photo Update, please click here.

To view the McEwen Mining Community Story, please click here.

For further information contact:

Jenya Meshcheryakova	Mailing Address
Investor Relations	181 Bay Street Suite 4750
Tel: (647) 258-0395 ext 410	Toronto ON M5J 2T3
Toll Free: (866) 441-0690	P.O. Box 792
Fax: (647) 258-0408	E-mail: info@mcewenmining.com

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The X PRIZE Foundation is a nonprofit organization with a mission to stimulate the occurrence of radical breakthroughs for the benefit of humanity by organizing large scale, high profile prized competitions. Rob McEwen recently donated $300,000 to X PRIZE, on behalf of McEwen Mining. Rob’s amount of contribution to the organization so far, totals $2.8 million. The Foundation, which was created in 1995, addresses the world’s biggest challenges by encouraging investment into research and development, worth far beyond the prize itself. The organization motivates and inspires brilliant innovators from a variety of disciplines to leverage their intellectual and financial capital, thereby forming new industries and revitalizing challenged markets. The X PRIZE model is inspired by the famous Orteig Prize, which rewarded the first aviator to fly non-stop from New York to Paris in 1927. The $25,000 prize was given to Charles Lindbergh who achieved the goal in his now famous airplane, The Spirit of St. Louis. The participants of the competition spent many times the prize’s actual value on research and development to enter the contest. This event was followed by the crucial “Lindbergh Boom” – a period of rapid interest and advancement in aviation. Today’s multi-billion dollar airline industry demonstrates the power of an inspirational challenge that drives intellectual and financial capital into a creative direction, causing revolutionary change. The X PRIZE competitions are established in the following 4 groups: Life Sciences, Energy and Environment, Exploration (Ocean and Deep Space), and Education and Global Development. The first team to reach a specifically set goal by the Foundation is awarded a prize of US$ 10 million or more. Rather than awarding money to recognize past achievements, X PRIZE encourages innovation by bringing out competitive and entrepreneurialspirits in participants to create the invention’s value in the market place. X PRIZE was born on the global radar with the first private race to space. In the race for the prize, 26 competing teams from 7 nations collectively spent more than $100 million in research and development to win the $10 million prize. The competition was won by Mojave Aerospace Ventures with its legendary spacecraft, SpaceShipOne, funded by Paul Allan (Co-founder, Microsoft). Richard Branson (Chairman, Virgin Group) acquired the rights to the invention immediately to start Virgin Galactic, and is revolutionizing commercial human travel into space. The Los Angeles based organization was founded and is managed by ROB MCEWEN DONATES US$ 300,000 TO X PRIZE ON BEHALF OF MCEWEN MINING Proud Member of MCEWEN MINING MUX Pg. 1 Rob McEwen, James Cameron, Peter Diamandis, Elon Musk and Jim Gianopulos Soar Weightless in the Avatar Zero-G Experience to Support The X PRIZE NYSE TSX

McEwen Mining
NYSE MUX TSX
Proud Member of X PRIZE Foundation

Chairman and CEO, Dr. Peter H. Diamandis and Co-Chairman and President, Robert K. Weiss. The Foundation is also governed by a group of visionary leaders including the Board of Trustees, Vision Circle Members, Spirit of Innovation Members and a variety of corporate sponsors. The X PRIZE Foundation is a prestigious and globally recognized organization, well known for fostering innovation through incentivized competition.


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SpaceShipOne: winner of the Ansari X PRIZE in 2004


Ali Velshi, Chief Business Correspondent, CNN; Robert K. Weiss, President, X PRIZE Foundation; Peter C. Farrell, CEO, ResMed; Rob McEwen; Peter H. Diamandis, CEO, X PRIZE Foundation

As a Board of Trustees Member, Rob McEwen helps guide the Foundation by meeting throughout the year with fellow board members to brainstorm, debate, and conceptualize X PRIZE competitions that address humanity's grand challenges. Among the members are James Cameron (Director, Titanic, Terminator, Avatar), Arianna Huffington (Journalist, The Huffington Post), Elon Musk (Co-founder, PayPal and Tesla), Larry Page (Co-founder and CEO, Google), Ratan Tata (Chairman, Tata Group) and many more. For the full list of Board of Trustees Members click here: http://www.xprize.org/about/board-of-trustees/.

As a Vision Circle Member, Rob is among the organization's largest contributors, fueling prize competition capacity. Vision Circle Members are X PRIZE's core shareholders; their input is crucial in the Foundation's long-term focus and success. Vision Circle Members receive the first option to fund upcoming prizes as well as early insights into contest development. For the list of Vision Circle Members click here: http://www.xprize.org/about/vision-circle/.

Among the organization's current competitions are the Google Lunar X PRIZE, a prize for sending an analytical robot to the moon; and the Qualcomm Tricorder X PRIZE, a competition for a health metrics tool on a mobile phone. McEwen Mining is thrilled to be part of this extraordinary organization, help spur innovation and accelerate the rate of positive change across the globe. Rob McEwen and his team truly believe the importance of pushing the limits of what is currently possible in order to positively affect the way we live on this planet.

For more information about the X PRIZE Foundation please click here: http://www.xprize.org/.

Contact information : Jenya Meshcheryakova info@mcewenmining.com 1.866.441.0690 Pg. 2

MUX El Gallo Complex Development Photo Update August 3, 2012 MCEWEN MINING NYSE TSX

2 Crushing Plant Assembly 1 - Cone Crushers 2 - Vibrating Screens 3 - Lime Silo 4 - Stackers 4 3 2 1

3 Placing gold mineralization onto the heap leach pad.

4 New access road for heap leach pad.

5 Final assembly of process plant.

6 Final assembly of process plant.

7 Final assembly of process plant.

8 Loading carbon into columns.

9 Moving non-mineralized material.

10 Blast hole drilling in the Samaniego open pit.

11 Control room for crushers.

12 Crushers increasing towards full capacity.

MUX For further information please contact: Jenya Meshcheryakova Investor Relations Tel: (647) 258-0395 x 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Email: info@mcewenmining.com MCEWEN MINING NYSE TSX